Exhibit 99.1

News Release

Intelsat Announces Proposed Offering of Senior Notes and Repayment of Bridge Loan

Pembroke, Bermuda, 8 January 2007

Intelsat, Ltd., the world’s largest provider of fixed satellite services, today announced that its wholly-owned subsidiary, Intelsat (Bermuda), Ltd., intends to offer approximately $600 million of senior notes due 2015. The net proceeds from the offering will be used, together with cash on hand, to repay Intelsat (Bermuda), Ltd.’s outstanding $600 million senior unsecured bridge loan.

The notes referred to above will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Intelsat

Intelsat is the largest provider of fixed satellite services (FSS) worldwide and is the leading provider of these services to each of the media, network services and telecom and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

Contact Dianne VanBeber dianne.vanbeber@intelsat.com +1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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